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                                                                    Exhibit 10.5


                            ASSET PURCHASE AGREEMENT

                                 by and between

                                 ARDMORE LIMITED

                                    as Buyer

                             NASHUA BELMONT LIMITED

                                    as Seller

                                       and

                      MCAULIFFES PHOTOGRAPHIC LABORATORIES

                                       and

                                XAVIER MCAULIFFE

                                  as Guarantors





                               20th March, 1998






                       Brobeck Hale and Dorr International
                                 Hasilwood House
                                 60 Bishopsgate
                                 London EC2N 4AJ


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                            ASSET PURCHASE AGREEMENT


                                      INDEX

SECTION 1.  PURCHASE AND SALE OF ASSETS....................................   1

   1.1       SALE OF ASSETS................................................   1

   1.2       EXCLUDED ASSETS...............................................   2

   1.3       ASSUMPTION OF LIABILITIES.....................................   2

   1.4       PURCHASE PRICE AND PAYMENT....................................   2

   1.5       TIME AND PLACE OF CLOSING.....................................   4

   1.6       DELIVERY OF INSTRUMENT OF ASSUMPTION OF LIABILITIES...........   4

   1.7       TRANSFER OF SUBJECT ASSETS....................................   4

   1.8       DELIVERY OF RECORDS AND CONTRACTS;
             FURTHER ASSURANCES; ACCESS....................................   5

   1.9       VALUE ADDED TAX...............................................   5

   1.10      SALES AND TRANSFER TAXES......................................   6

   1.11      PENSION PLAN..................................................   6


SECTION 2.  WARRANTIES OF SELLER...........................................   6

   2.1       ORGANIZATION AND QUALIFICATION OF SELLER......................   6

   2.2       AUTHORITY OF SELLER...........................................   7

   2.3       BROKER'S FEE..................................................   7

   2.4       STATUS OF TANGIBLE PROPERTY...................................   7

   2.5       FINANCIAL STATEMENTS..........................................   8

   2.6       ACCOUNTS RECEIVABLE...........................................   8

   2.7       ABSENCE OF CERTAIN CHANGES....................................   8

   2.8       CONSENTS AND APPROVALS........................................   9

   2.9       INTELLECTUAL PROPERTY.........................................   9

   2.10      LITIGATION....................................................   9

   2.11      ENVIRONMENTAL MATTERS.........................................   9

   2.12      EMPLOYEE BENEFIT PLANS........................................  10

   2.13      PERMITS.......................................................  10

   2.14      INVENTORIES...................................................  11

   2.15      CONTRACTS.....................................................  11

   2.16      COMPLIANCE WITH LAWS..........................................  11

   2.17      EMPLOYEES; LABOR MATTERS......................................  11

   2.18      DISCLAIMER....................................................  11

   2.19      DEFINITION OF KNOWLEDGE.......................................  11


SECTION 3.  COVENANTS OF SELLER............................................  12

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER........................  12

   4.1       ORGANIZATION..................................................  12

   4.2       AUTHORITY OF BUYER............................................  12

   4.3       LITIGATION....................................................  13


                                       i


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   4.4       BROKER'S FEE..................................................  13

   4.5       NO KNOWLEDGE OF BREACH........................................  13

   4.6       SUFFICIENT FUNDS..............................................  13

   4.7       REGULATORY APPROVALS..........................................  13

   4.8       DISCLOSURE....................................................  13


SECTION 5.  COVENANTS OF BUYER.............................................  13

   5.1       MAKING OF COVENANTS AND AGREEMENT.............................  13

   5.2       CONSUMMATION OF AGREEMENT.....................................  13


SECTION 6.  COMPETITION....................................................  13

SECTION 7.  EMPLOYEES .....................................................  14

   7.1       TRANSFER OF EMPLOYEES.........................................  14

   7.2       CONSULTATION WITH EMPLOYEES...................................  14

   7.3       APPORTIONMENT.................................................  14

   7.4       BUYER'S INDEMNITY.............................................  14


SECTION 8.  INDEMNIFICATION................................................  14

   8.1       INDEMNIFICATION BY SELLER.....................................  14

   8.2       LIMITATION ON INDEMNIFICATION BY SELLER.......................  15

   8.3       INDEMNIFICATION BY BUYER......................................  16

   8.4       NOTICE; DEFENSE OF CLAIMS.....................................  17

   8.5       PAYMENT OF CLAIMS; ARBITRATION................................  17

   8.6       CALCULATION OF DAMAGES........................................  17

   8.7       LIMITATION ON REMEDIES........................................  17


SECTION 9. MISCELLANEOUS...................................................  17

   9.1       FEES AND EXPENSES.............................................  17

   9.2       GOVERNING LAW.................................................  18

   9.3       NOTICES.......................................................  18

   9.4       ENTIRE AGREEMENT..............................................  19

   9.5       SUCCESSORS AND ASSIGNS........................................  19

   9.6       CAPTIONS AND GENDER...........................................  19

   9.7       EXECUTION IN COUNTERPARTS.....................................  19

   9.8       AMENDMENTS....................................................  19

   9.9       PUBLICITY AND DISCLOSURES.....................................  19

   9.10      CONFIDENTIALITY...............................................  20

   9.11      LEGAL FEES....................................................  20

   9.12      NO THIRD PARTY BENEFICIARIES..................................  20


SECTIONS OF DISCLOSURE SCHEDULE

   1.1(a)      Tangible Assets
   1.1(b)      Inventories
   1.1(c)      Contracts
   1.1(d)      Intellectual Property
   1.1(e)      Accounts Receivable


                                      ii


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   1.2         Excluded Assets
   2.5         Financial Statements
   2.6         Accounts Receivable
   2.7         Absence of Certain Changes
   2.8         Consents and Approvals
   2.9         Intellectual Property
   2.10        Litigation and Other Claims
   2.11        Environmental Matters
   2.12        Permits
   2.13        Inventories
   2.16        Employee and Labor Matters

EXHIBITS

   1.4         December 31st Net Current Asset Disclosure
   1.6         Form of Instrument of Assumption of Liabilities
   1.7         Property Transfer Terms




                                      iii
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                            ASSET PURCHASE AGREEMENT

     AGREEMENT entered into as a Deed as of ________, 1998 by and between Ardmore Limited a Northern Ireland company of 451 Lisburn Road, Belfast ("Buyer"), Nashua Belmont Limited, a company incorporated in Delaware, U.S.A. ("Seller") Xavier McAuliffe of 23 Park Lane, Tralee, County Kerry and McAuliffes Photographic Laboratories of Clieveragh Industrial Estate, Listowal, County Kerry (together the "Guarantors").

                               W I T N E S S E T H

     WHEREAS, the Seller is engaged in the business of providing wholesale and other photo-finishing services (the "Business").

     WHEREAS, subject to the terms and conditions hereof, Seller desires to sell the Business and substantially all of the properties and assets relating to the Business; and

     WHEREAS, subject to the terms and conditions hereof, Buyer desires to purchase such properties and assets of Seller relating to the Business for the consideration specified herein and the assumption by Buyer of certain liabilities and obligations of Seller relating to the Business;

     NOW, THEREFORE, in order to consummate such purchase and sale and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

SECTION 1.  PURCHASE AND SALE OF ASSETS.

     1.1 SALE OF ASSETS. Subject to the provisions of this Agreement, Seller agrees to sell with full title guarantee (save for the Leased Real Property which is sold by the Seller as beneficial owner subject to the provisions of
Part II of Exhibit 1.7) and Buyer agrees to purchase, at the Closing (as defined in Section 1.5 hereof), the Business as a going concern comprising all of the properties, assets and rights of Seller of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, owned and/or leased by Seller as of the Closing Date which are used by Seller substantially in the conduct of the Business other than the Excluded Assets (as defined in Section 1.2 below), including, without limitation:

          (a) All of Seller's tangible assets listed in SECTION 1.1(a) (the "Tangible Assets") of the Disclosure Schedule attached hereto (the "Disclosure Schedule");

          (b) All of Seller's inventories listed in SECTION 1.1(b) (the "Inventories") of the Disclosure Schedule;

          (c) All of the contracts, leases, commitments, plans, licenses and agreements to the extent they relate to the Business operating out of the Leased Real Property (other than the Leased Real Property (as defined below)) listed in
SECTION 1.1(c) (the "Contracts") of the Disclosure Schedule;


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          (d) All of the patents, trademarks, trade names, service marks, copyrights, trade secrets, licenses, data, designs, drawings and specifications listed in SECTION 1.1(d) (the "Intellectual Property") of the Disclosure Schedule together with right for Buyer to represent itself as the successor of the Seller to the Business;

          (e) [Intentionally left blank]

          (f) All the goodwill of the Business (the "Goodwill"); and

          (g) All of the Leased Real Property (as defined below).

     The assets, property and rights of Seller to be sold to and purchased by Buyer under this Agreement are hereinafter sometimes referred to as the "Subject Assets."

     1.2 EXCLUDED ASSETS. Notwithstanding anything in this Agreement to the contrary, there shall be excluded from the Subject Assets those assets listed on
SECTION 1.2 of the Disclosure Schedule and assets and property disposed of since the date hereof and prior to Closing in the ordinary course of business. The assets, property and rights of Seller to be excluded from the sale to Buyer shall be referred to as the "Excluded Assets."

     1.3 ASSUMPTION OF LIABILITIES. Upon the sale and purchase of the Subject Assets, Buyer shall perform and discharge (i) the outstanding liabilities and obligations of Seller under the Contracts except for any obligations or liabilities attributable to a breach of the contracts on the part of the Seller; and (ii) the liabilities as set forth in the Closing Date Net Current Asset Disclosure as defined in Section 1.4(c), except that Buyer shall not assume and shall not pay any of the following liabilities or obligations:

          (a) liabilities incurred by Seller in connection with this Agreement and, except as otherwise provided in paragraph 10 of Part II of EXHIBIT 1.7 hereto, the transactions provided for herein, including, without limitation, counsel and accountants' fees, and expenses pertaining to the performance by Seller of its obligations hereunder and any retention bonus payable in connection with the Seller's sale of the Business to Ian Mann, Aidan McKegney, Martin Roberts and Damien Sloan (the "Executive Employees");

          (b) all income taxes, corporation taxes, and chargeable gains taxes, (collectively, "Taxes") of Seller, whether relating to periods before or after the transactions contemplated in this Agreement or incurred by Seller in connection with this Agreement and the transactions provided for herein, including any liability for Taxes arising out of the inclusion of Seller in any group filing consolidated, combined or unitary tax returns or arising out of any transferee liability; and

          (c) the PAYE and value added tax accruals in respect of the Seller's operation of the Business prior to Closing.

     The liabilities to be assumed by Buyer under this Agreement are hereinafter sometimes referred to as the "Liabilities" and the liabilities which are not assumed by Buyer under this Agreement are hereinafter sometimes referred to as the "Excluded Liabilities."


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The assumption of such Liabilities by any party hereunder shall not enlarge any rights of third parties under contracts or arrangements with Buyer or Seller and nothing herein shall prevent any party from contesting in good faith with any third party any of such Liabilities.

     1.4 PURCHASE PRICE AND PAYMENT.

          (a) In consideration of the sale by Seller to Buyer of the Subject Assets, subject to the assumption by Buyer of the Liabilities and the satisfaction of all of the conditions contained herein, Buyer agrees that at the Closing it will deliver to an account or accounts designated in writing by Seller a wire transfer of immediately available funds in the amount of Three Million Six Hundred and Thirty Five Thousand Pounds Sterling ((pound)3,635,000) and assume the Liabilities (together the "Purchase Price"). Buyer and Seller agree in good faith to allocate the Purchase Price among the Subject Assets within 30 days of Closing.

          (b) The Seller has delivered to the Buyer an unaudited summary of the Inventories and other current assets of the Business as of December 31st, 1997 less accounts payable and accrued expenses as of December 31, 1997 (the "December 31st Net Current Asset Disclosure"). A copy of the December 31st Net Current Asset Disclosure is attached hereto as EXHIBIT 1.4. The total net amount as set forth on the December 31st Net Current Asset Disclosure is referred to herein as the "December 31st Assets". The Inventories are valued at the lower of cost or market value due allowance being made for old, slow moving or obsolete items.

          (c) Within thirty (30) business days following the Closing, the Seller shall prepare and deliver to the Buyer an unaudited summary of those assets and liabilities specified in paragraph 1.4(b) as of the Closing (the "Closing Date Net Current Asset Disclosure"). The Closing Date Net Current Asset Disclosure shall accurately reflect all Inventories, other current assets, accounts payable and accrued expenses which are reflected on the books and records of the Seller and shall in all respects be prepared consistently with and utilizing the same accounting policies and valuation procedures as set forth in the December 31st Net Current Asset Disclosure. The total net amount as set forth on the Closing Date Net Current Asset Disclosure is referred to herein as the "Closing Date Assets". In the event that the Closing Date Assets have either increased or decreased by any amount from the December 31st Assets, the amount of the increase or decrease (the "Purchase Price Adjustment") shall be paid by Buyer to Seller (if the Closing Date Assets exceeds the December 31st Assets) or by Seller to Buyer (if the December 31st Assets exceed the Closing Date Assets). The Purchase Price Adjustment shall be made by wire transfer not later than the close of business on the fifth business day immediately following the date on which the Purchase Price Adjustment is finally determined, and shall include simple interest on such amount at the base rate of interest publicly quoted by Midland Bank plc in England as of and commencing on the Closing and continuing until the date of full payment hereunder. The Closing Date Net Current Asset Disclosure delivered by Seller and the calculation of the Purchase Price Adjustment shall be final and binding on the parties hereto, unless within thirty (30) business days following Seller's delivery of the Closing Date Net Current Asset Disclosure to the Buyer, the Seller receives from the Buyer a report setting forth in detail the Buyer's objections to such calculation and any adjustments required. Buyer and Seller shall


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use reasonable efforts to resolve any dispute, and such resolution shall be in writing and shall be final and binding on the parties hereto. Until the earlier to occur of (i) the mutual agreement of the Seller and Buyer as to the appropriate amount of the Purchase Price Adjustment, or (ii) the final determination of the Purchase Price Adjustment by the Independent Accountants as set forth below, the Buyer and the Seller shall allow each other reasonable access to each other's books and records pertaining to the Business and cooperate with each other during normal business hours for purposes of computing and/or verifying the information set forth in the Closing Date Net Current Asset Disclosure.

          (d) If the Seller and Buyer have not reached a final resolution of any dispute within thirty (30) business days following Seller's receipt of Buyer's objections, such dispute shall be resolved by the Belfast, Northern Ireland office of Price Waterhouse (the "Independent Accountants").

          (e) The Independent Accountants shall be instructed in writing by either party within thirty (30) calendar days of the expiry of the 30-business days period following Seller's receipt of Buyer's objections. Both Seller and Buyer shall send their respective submissions to the Independent Accountants within such 30-day period. In the event that any party fails to make its submission to the Independent Accountants within such 30-day period, such party is deemed to have accepted the other party's position in its entirety relating to the Purchase Price Adjustment and waived any objections thereto. Each party shall simultaneously send to the other party a copy of its respective submission to the Independent Accountants.

          (f) In the event that the dispute is presented to the Independent Accountants, the parties agree that the Independent Accountants shall be instructed to resolve all matters presented to them by either accepting the Seller's Closing Date Net Current Asset Disclosure, which shall include any adjustments agreed by the Seller and Buyer prior to their instruction, in its entirety, or the Buyer's objections to such Closing Date Net Current Asset Disclosure in its entirety, notwithstanding that there may be more than one matter to which an objection is made by Buyer.

              The Independent Accountants shall be instructed to render their decision resolving all matters presented to them within sixty (60) calendar days of receipt by them of the Seller's Closing Date Net Current Assets Disclosure or the Buyer's objections, whichever is the later.

          (g) Each party shall bear its own expenses; however, the fees and expenses of the Independent Accounts shall be paid as determined by the Independent Accountants. The determination of the Purchase Price Adjustment by the Independent Accountants shall be final and binding upon the parties.

     1.5 TIME AND PLACE OF CLOSING.

          (a) The closing of the purchase and sale provided for in this Agreement (herein called the "Closing") shall be held at the offices of Brobeck Hale and Dorr International, 60 Bishopsgate, London EC2N 4AJ on the later to occur of two working days


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following the fulfillment of the conditions to Closing set out below and Friday
27th March 1998, at 12:00pm. or at such other place or earlier or later date or time as may be fixed by mutual agreement in writing of Buyer (on behalf of itself and the Guarantors) and Seller (the "Closing Date") provided that if the conditions to Closing set out below are not fulfilled by May 8th 1998 or waived by the Buyer (the "Termination Date") the obligations of the parties under this Agreement shall cease and no party shall have any right against the other parties whatsoever. Between the date of this Agreement and the Termination Date Seller shall not solicit offers for the Business or negotiate with any third parties in respect of the sale of the Business. Closing will be conditional upon:

               (i) Seller obtaining consent to the transactions contemplated by this Agreement from the Board of Directors of Nashua Corporation; and

               (ii) Seller obtaining the consent of the landlord to the assignment to Buyer of the lease to the Leased Real Property at Hyde Park Industrial Estate, Mallusk identified in EXHIBIT 1.7.

               In relation to condition (ii) above Buyer agrees to reasonably co-operate with Seller in obtaining the relevant landlords consent and Seller and Guarantors agree that they will give to such landlord such covenants, guarantees and indemnities as the landlord may reasonably require in order to give its consent to the assignment of the relevant lease.

          (a) All transactions at the Closing Date shall be deemed to take place simultaneously at 12.00 pm (London time) on the Closing Date and no transaction shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered until all transactions are completed and all documents are delivered.

          (b) From the date of this Agreement until the Closing Date the Seller will continue to carry on the Business in the ordinary course for the Seller's own benefit in substantially the same manner as conducted prior to the date of this Agreement.

     1.6 DELIVERY OF INSTRUMENT OF ASSUMPTION OF LIABILITIES. At the Closing, Buyer shall deliver or cause to be delivered to Seller an Instrument of Assumption of Liabilities by Buyer in substantially the form of EXHIBIT 1.6 hereto.

     1.7 TRANSFER OF SUBJECT ASSETS. At the Closing, Seller shall deliver or cause to be delivered to Buyer all the Subject Assets capable of passing by delivery and good and sufficient instruments of transfer transferring to Buyer title to all other Subject Assets subject always in the case of Leased Real Property (as hereinafter defined) to the provisions of EXHIBIT 1.7. Such instruments of transfer (a) shall be in the form and will contain provisions not inconsistent with the provisions hereof which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, and (b) shall be in form and substance reasonably satisfactory to Buyer and its counsel, and (c) shall effectively vest in Buyer title to all the Subject Assets free and clear of all liens, restrictions and encumbrances other than the Liabilities. In relation to the transfer of rights to the Leased Real Property (as defined in Section 2.4(b)) the Buyer and the Seller agree to


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observe the provisions of EXHIBIT 1.7.

     1.8 DELIVERY OF RECORDS AND CONTRACTS; FURTHER ASSURANCES; ACCESS.

          (a) At the time of the Closing, subject to subsection (b) below, Seller shall deliver or cause to be delivered to Buyer all of the Contracts, with such assignments thereof and consents to assignments as are necessary to assure Buyer of the full benefit of the same. Subject to Section 1.9 below, Seller shall also deliver to Buyer at the time of the Closing all of Seller's business records, books and other data relating exclusively to the Business, and Seller shall take all requisite steps to put Buyer in actual possession and operating control of the Subject Assets. For a period of seven (7) years after Closing, or such longer period as may be reasonably requested by Seller, upon written request of Seller, Buyer or any successor thereto shall provide to Seller, within fifteen days of any such request, (i) a copy of books and records regarding the Subject Assets that are needed by Seller or any successors or assigns (and shall permit Seller and its agents to inspect such books and records) and (ii) assistance in arranging discussions with officers, employees and agents of Buyer and its parent or affiliate companies on matters which relate to the Business as previously conducted by Seller and the same as continued by Buyer, provided that all such inspection or assistance shall be at reasonable times as may be mutually agreed upon by Buyer and Seller and shall be at Seller's sole cost and expense.

          (b) If an attempted sale, conveyance, assignment, transfer or delivery of any contracts, claims, leases, commitments, franchises, privileges, permits, consents, certificates, licenses or any other assets, rights, benefits or obligations to be sold, conveyed, assigned, transferred and delivered to Buyer which are included in the Subject Assets (collectively, the "Rights") would be ineffective without the consent of any other person or any other person entering into a novation in relation thereto and such consent or novation has not been obtained on or before the Closing Date, this Agreement shall not constitute an assignment or an attempted assignment of such Right if such assignment or attempted assignment would constitute a breach thereof or be unlawful. In such case, Seller shall use commercially reasonable efforts to obtain, as soon as practicable, the consent or novation of each such or other person in all cases in which such consent is required, and Seller and Buyer will cooperate in any reasonable arrangement designed to enable Seller to perform its obligation hereunder, and to provide for the assumption by Buyer of the benefits, risks and burdens of any such agreement.

          (c) Seller from time to time after the Closing at the request of Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer each of the Subject Assets.

     1.9 VALUE ADDED TAX.

          (a) The parties shall use all reasonable endeavours to procure that the sale of the Business is deemed to be a transfer of a business as a going concern for the purposes of the Value Added Tax Act 1994 ("VATA") Section 49 and
Article 5 of the Value Added Tax (Special Provisions) Order 1995.

          (b) Except as expressly provided otherwise, any sum payable under the terms of the Agreement shall be deemed to be exclusive of VAT and VAT calculated by reference to the appropriate rate of VAT prevailing at the time shall be payable by Buyer in addition (where appropriate).

          (c) Buyer and Seller each respectively declare that as at Closing it will be a taxable person for the purposes of the VATA and will supply such evidence of this as the other party reasonably requests.

     1.10 APPORTIONMENT

          Except as otherwise provided in Section 1, all periodical charges and outgoings of the Business including but not limited to utility charges, rent, rates, water rates, council tax, PAYE and other payments in respect of the employees of the Business, and assessments, and similar proratable items which are attributable to the Subject Assets and the employees of the Business, shall be apportioned between Buyer and Seller as follows: any item which relates to the period prior to or on the Closing Date shall, to the extent not accrued on the Closing Date Net Current Asset Disclosure, be apportioned to and paid by Seller, and any such item which relates to the period on or after the Closing Date, whether or not accrued on the Closing Date Net Current Asset Disclosure, shall be apportioned to and paid by Buyer. Any payments to be made in accordance with this Section 1.10 shall be paid within 5 business days of demand for the same being made of the party liable to make the payment by the party to whom the payment is due to be made. For the purposes of this Section only either party shall be entitled to set-off to the extent available payments due by it hereunder against payments due to it hereunder.

     1.11 PENSION PLAN

          (a) Buyer undertakes to Seller that it will procure that those persons employed in the Business who immediately prior to Closing were members of the Seller's Nashua Cash Balance Plan and Nashua Eire Pension Scheme (the "Pensionable Employees") will be provided with reasonable pension and life assurance benefits.

          (b) Buyer hereby agrees with Seller to indemnify Seller against all liabilities and costs and expenses reasonably incurred by Seller arising or which may arise directly or indirectly out of any failure by Buyer to provide the pension and life assurance benefits required by Section 1.11(a).

     1.12 ACCOUNTS RECEIVABLE. Notwithstanding that the accounts receivable and book debts (the "Book Debts") of the Seller are excluded from the Subject Assets hereby agreed to be sold, Buyer agrees for a period of five months from the Closing Date that it will as agent for Seller use all reasonable endeavours to collect with due diligence the Book Debts (to the extent not so far collected) and will remit to Seller as soon as collected the sums of money representing the same subject to the following terms and conditions or such other terms, conditions or arrangements as may be agreed from time to time in writing between the parties:

          (a) Buyer shall not without the prior written consent of Seller effect any settlement compromise or release any claim in respect of any of the Book Debts nor without such consent institute, carry on, defend, compromise, abandon or submit to judgment in any legal proceedings or join in and submit to arbitration or give security or indemnities for costs, pay any sum of money into court or obtain payment of money lodged in court;

          (b) Buyer shall report and account to Seller at weekly intervals for all sums of money received by it as aforesaid up to a date not more than 2 days earlier than the date of the report;

          (c) If it becomes apparent that recovery of any of the Book Debts is not likely to be possible within a reasonable period unless legal proceedings are instituted Buyer will advise Seller in writing and furnish Seller with full particulars of the steps taken by Buyer to effect recovery. Buyer shall reasonably co-operate with Seller in relation to any such legal proceedings.

          (d) Buyer shall give to Seller reasonable access to its books and records in relation to the collection of the Book Debts.

          (e) Any money received by Buyer in the course of collecting any Book Debts from a person who is also indebted to Buyer shall be deemed to have been paid in or towards the discharge of the oldest debt due to Seller until the Book Debts are fully discharged.

     SECTION 2. WARRANTIES OF SELLER.

     Seller hereby warrants to Buyer (the "Warranties") that as at the date of this Agreement and except as set forth in the Disclosure Schedule:

     2.1 ORGANIZATION AND QUALIFICATION OF SELLER. Seller is a corporation duly organized and, validly existing under the laws of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted. The copies of Seller's Certificate of Incorporation certified by Seller's Secretary and Seller's Bylaws (as amended), certified by Seller's Secretary, and heretofore delivered to Buyer's counsel, are complete and correct, and no amendments thereto are pending.

     2.2 AUTHORITY OF SELLER. Seller has all necessary authority and power to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Seller and no other action on the part of Seller is required in connection therewith. This Agreement constitutes, or when executed and delivered will constitute, the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. The execution, delivery and performance by Seller of this Agreement does not, and the performance by Seller of the transactions contemplated hereby, will not:

               (i) violate any provision of the Certificate of Incorporation or By-laws of Seller; or

               (ii) violate any laws of Delaware or other jurisdiction applicable to Seller or, except as expressly contemplated by this Agreement, require Seller to obtain any approval, consent or waiver of any person or entity (governmental or otherwise) that has not been obtained or made; or

               (iii) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller is a party, except for any such violations, breaches, defaults or other occurrences which would not prevent or delay in any material respect Seller from performing its obligations under this Agreement.

     2.3 BROKER'S FEE. Seller has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement, except for amounts payable to BT Alex. Brown, which shall be paid by Seller.

     2.4 STATUS OF TANGIBLE PROPERTY.

          (a) OWNED REAL PROPERTY. Seller owns no real property which is used in the Business.

          (b) LEASED REAL PROPERTY. Sections 1 and 2 of EXHIBIT 1.7 contain a complete and correct description of all real property leased by Seller and used by Seller exclusively in the conduct of the Business (the "Leased Real Property").

               (i) LEASES. True, complete and accurate copies of all leases or other agreements ("Leases") under which Seller leases Leased Real Property, together with all amendments thereto are annexed to the Disclosure Schedule. With respect to any Lease to which Seller is a party, Seller warrants that: (a) each such Lease has been duly authorized and executed by Seller and is in full force and effect; and
          (b) Seller is not in material default under any of such Leases.

               (ii) TAXES. To Seller's knowledge, there are no taxes other than Council taxes pending or payable against the Leased Real Property.

               (iii) UTILITIES. All water, sewer, gas, electric, telephone, drainage and other utility equipment required by law or necessary for the current operation of the Leased Real Property are installed and connected to the Leased Real Property and such utilities are available in sufficient quantities and such connections are adequate to service the Leased Real Property as it is currently used and operated.

               (iv) PERFORMANCE OF OBLIGATIONS AFFECTING THE LEASED REAL PROPERTY. The Seller is unaware of any breach of any obligation, condition, restriction, agreement or statutory requirements affecting the Leased Real Property, its occupation of the Leased Real Property or the current use of the Leased Real Property.

               (v) COMPLIANCE WITH LAW; GOVERNMENT APPROVALS. Seller has no knowledge of any material violation of any material law, ordinance, regulation, license, permit or authorization issued with respect to any of the Leased Real Property that has not been corrected heretofore and no such violation exists which could have a Material Adverse Effect (as defined in Section 2.7(a) hereof).

               (vi) GRANTS. The Seller has received for the benefit of the Subject Assets no grants other than those set out in an agreement dated 8th October 1990 annexed to Schedule 1.1(c) and there will be no clawback of any grant by any granting body occasioned by the sale of the Business and Subject Assets by the Seller to the Buyer other than in respect of the minilab located at Boots the Chemist at Londonderry unless that minilab is relocated at the Leased Real Property of the Business.

          (c) PERSONAL PROPERTY. Seller has good and valid, legal title to all of the personal property included in the Tangible Assets.

     2.5 FINANCIAL STATEMENTS. Buyer has received the unaudited statements of operations of the Business for the three fiscal years ending on December 31, 1997 ("Financial Statements"), copies of which are attached hereto as a part of
SECTION 2.5 of the Disclosure Schedule. Such Financial Statements have been prepared in accordance with Seller's standard accounting policy applied consistently during the periods covered thereby and present fairly in all material respects the financial condition of Business at the dates of such Financial Statements and the results of its operations for the periods covered thereby and are prepared in accordance with US generally accepted accounting principles.

     2.6 [Intentionally left blank]

     2.7 ABSENCE OF CERTAIN CHANGES. Since December 31, 1997, except as set forth in SECTION 2.7 of the Disclosure Schedule, there has not been:

          (a) to the knowledge of Seller, any change in the financial condition, properties, assets, liabilities, business or operations of the Business which would have a material adverse effect on the properties, assets or financial condition of the Business (a "Material Adverse Effect");

          (b) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the Subject Assets other than in the ordinary course of the Business;

          (c) any damage, destruction or loss, whether or not covered by insurance, with respect to any Subject Asset that would have a Material Adverse Effect;

          (d) any material obligation or liability of any nature incurred by Seller in connection with the Business, whether absolute, contingent or otherwise, other than obligations and liabilities incurred in the ordinary course of business;

          (e) any material change in the emoluments payable by Seller to any of its officers, employees, agents or independent contractors employed by Seller exclusively in the conduct of the Business other than normal merit increases in accordance with its usual practices; or

          (f) any material change in accounting methods or practices, credit practices or collection policies used by Seller that would affect the Financial Statements.

     2.8 CONSENTS AND APPROVALS. Except as set forth in SECTION 2.8 of the Disclosure Schedule, the execution and delivery of this Agreement by Seller do not, and the performance of the transactions contemplated by this Agreement by Seller will not, require any filing with or notification to, or any consent, approval, authorization or permit from, any governmental or regulatory authority or any other person.

     2.9 INTELLECTUAL PROPERTY. Except as set forth in SECTION 2.9 of the Disclosure Schedule, Seller owns or has a valid license to use all of the Intellectual Property. Seller has no knowledge of any infringement by others of any of the Intellectual Property. To the knowledge of Seller, the present business, activities and products of the Business do not infringe any Intellectual Property of any other person.

     2.10 LITIGATION. Except as set forth in SECTION 2.10 of the Disclosure Schedule, there is no litigation or, to the knowledge of Seller governmental or administrative proceeding or investigation pending against Seller or, to the knowledge of Seller, threatened against Seller, which would have a Material Adverse Effect or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

     2.11 ENVIRONMENTAL MATTERS.

          (a) Except as set forth in SECTION 2.11 of the Disclosure Schedule, Seller is in compliance with all applicable Environmental Laws, except for any noncompliance that would not have a Material Adverse Effect. "Environmental Laws" shall mean all governmental and local laws, rules, regulations, ordinances and orders that purport to regulate the release of hazardous substances or other materials into the environment, or impose requirements relating to environmental protection; and

          (b) Except as set forth in SECTION 2.11 of the Disclosure Schedule, to its knowledge, Seller has never generated, transported, used, stored, treated, disposed of, or managed any hazardous waste (as such term is defined under any Environmental Law) other than in compliance with all applicable Environmental Laws, except for any noncompliance that would not have a Material Adverse Effect.

     2.12 PERMITS. To the knowledge of Seller, SECTION 2.12 of the Disclosure Schedule lists all permits, registrations, licenses, franchises, certifications and other approvals (collectively, the "Approvals") required from governmental, or local authorities in order for Seller to conduct the Business.

     2.13 INVENTORIES. All Inventory items (net of any reserve therefor identified on Section 2.13 of the Disclosure Schedule) are of a quality and quantity usable in the ordinary course of the Business and are consistent with the levels of Inventory used in the Business in the ordinary course.

     2.14 CONTRACTS. Except for contracts, commitments, plans, agreements and licenses described in SECTION 1.1(c), SECTION 1.2, SECTION 1.3, SECTION 2.9 or
SECTION 2.12 of the Disclosure Schedule, Seller is not a party to or subject to any contract or agreement relating to the Business for the purchase of any commodity, material or equipment to be used by Seller in the conduct of the Business except purchase orders in the ordinary course for less than (pound)5,000 in the aggregate for any single customer. Seller is in compliance in all material respects with such contracts, plans or agreements, except for such defaults thereunder as would not have a Material Adverse Effect.

     2.15 COMPLIANCE WITH LAWS. Seller is in compliance in all material respects with all applicable statutes, ordinances, orders, rules and regulations which apply to the conduct of the Business, and Seller has no knowledge of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

     2.16 EMPLOYEES; LABOR MATTERS. Seller employs those employees listed in and upon the terms including those set forth in SECTION 2.16 of the Disclosure
Schedule in the conduct of the Business and generally enjoys a good employer-employee relationship. Seller is not delinquent in payments to any such employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. There is not currently, and within the last three years the Business has not experienced, any strike, picketing, boycott, work stoppage or slow-down or industrial action. Except as described in
SECTION 2.16 of the Disclosure Schedule, Seller as operator of the Business has not received in connection with its conduct of the Business notice within the last three years that it has not complied in all material respects with all applicable laws relating to the employment of labor.

     2.17 LIENS. Save for any retention of title claim arising in the ordinary course of business, none of the Subject Assets is subject to and there is no agreement or commitment to give or create any option, lien or encumbrance (including, without limitation, any Inland Revenue charges as defined in the Inheritance Tax Act 1984 Section 237).

     2.18 PLANT AND MACHINERY. The plant, machinery, vehicles and other equipment comprised in the Subject Assets are in a proper state of repair and condition and satisfactory working order (save for normal wear and tear), have been regularly and properly maintained and are adequate for and not surplus to the requirements of the Business

     2.19 JOINT VENTURES BY SELLER. Seller is not a party to any joint venture or consortium or any partnership arrangement or agreement or to any agreement or arrangement for sharing commissions or other income relating to the Business with any third party save for any bonus compensation programmes in respect to the employees.

     2.20 GUARANTEES OF SELLER. The Business is not dependent upon any support, guarantee or other comfort from any person or body corporate other than Seller.

     2.21 BOOKS AND RECORDS All the books and records which are to be delivered to Buyer in accordance with this Agreement have been fully, properly and accurately kept and completed in all material respects and do not contain any material inaccuracies.

     2.22 INFORMATION PROVIDED. All information given by Seller or Seller's solicitors to Buyer, Buyer's solicitors or Buyer's accountants relating to the Business or Subject Assets was when given and is in all material respects true and accurate.

     2.23 SINGLE PURCHASE PRICE. Whilst the Purchase Price is apportioned between the Subject Assets as provided in this Agreement, it is nevertheless agreed between Buyer and Seller that the Purchase Price for the Business and the Subject Assets is a single price and that in the event of there being any breach of the warranties of Seller contained in this Agreement the damages payable to Buyer should be determined accordingly.

     2.24 DISCLAIMER. EXCEPT FOR THE WARRANTIES OF SELLER CONTAINED HEREIN, SELLER DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.

     2.25 DEFINITION OF KNOWLEDGE. In each case where a representation or warranty by Seller contained in this Agreement is qualified as being "to Seller's knowledge" or "the Seller is unaware of" (or otherwise similarly qualified), such knowledge shall be deemed to consist solely of the knowledge of the President of Seller after he shall have made due enquiry within the Seller, its parent and holding company, its subsidiaries and of the Executive Employees.

SECTION 3. NO ORAL REPRESENTATIONS.

     The Buyer has not relied upon any oral statement, representation or warranty as to the Subject Assets or Business. Buyer understands and acknowledges that no representation or warranty is being made by Seller, or any of its affiliates or representatives, as to the future operations or prospects of the Business and Buyer is not relying upon any forecasted operations, results of budgets in respect to the Business prepared by or on behalf of the Seller.

SECTION 4. WARRANTIES OF BUYER.

     Buyer hereby warrants to Seller as follows:

     4.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Ireland with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted. The copies of Buyer's Certificate of Incorporation as amended to date, certified by Buyer's Company Secretary and of Buyer's Memorandum and Articles of Association, as amended to date, certified by Buyer's Company Secretary, and delivered to Seller's counsel at Closing, are complete and correct, and no amendments thereto are pending.

     4.2 AUTHORITY OF BUYER. Buyer has all necessary authority and power to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Buyer and no other action on the part of Buyer is required in connection therewith. The consent of Buyer's stockholders is not required in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms. The execution, delivery and performance by Buyer of this Agreement do not, and the performance by Buyer of the transactions contemplated hereby will not:

               (i) violate any provision of the Charter of Buyer;

               (ii) violate any laws of the Republic of Ireland, or any state or other jurisdiction applicable to Buyer or require Buyer to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; or

               (iii) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party, except for any such, violations, breaches, defaults or other occurrences which would not prevent or delay in any material respect Buyer from performing its obligations under this Agreement.

     4.3 NO KNOWLEDGE OF BREACH. Buyer does not have any knowledge of a material breach (or of facts that would indicate a breach) of any representation or warranty of Seller made in this Agreement or in any Exhibit hereto and which Buyer is aware would entitle the Buyer to bring a claim for breach of the Warranties forthwith following Closing.

     4.4 SUFFICIENT FUNDS. Buyer has funds sufficient to satisfy the sums due at Closing as set forth in this Agreement and to perform and discharge the Liabilities.

     4.5 REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been obtained and satisfied.

SECTION 5. COVENANTS OF BUYER.

     5.1 MAKING OF COVENANTS AND AGREEMENT. Buyer hereby makes the covenants and agreements set forth in this Section 5.

     5.2 CONSUMMATION OF AGREEMENT. Buyer shall use commercially reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

SECTION 6. COMPETITION.

     Both Seller and Buyer shall cooperate with each other in connection with all filings under The Fair Trading Act 1973 and under Council Regulation (EEC) 4064/89 if any. Buyer shall pay all fees required in connection with such filings and shall assume all risks and responsibilities in complying with any condition or restriction imposed or asserted by the relevant authority.

SECTION 7. EMPLOYEES.

     7.1 TRANSFER OF EMPLOYEES. The Seller and the Buyer acknowledge and agree that pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 1981 (the "Regulations") the contracts of employment between the Seller and the employees of the Seller employed in the Business on the Closing Date (the "Employees") (except insofar as such contracts relate to any pension scheme) will have effect after the Closing Date as if originally made between the Buyer and the Employees. The transfer of such contracts of employment shall be subject to the remaining provisions of this Section 7.

     7.2 BOOTS THE CHEMISTS ("BOOTS")

          (a) As at the date of this Agreement Seller employs staff ("Staff") in and places equipment in various branches of Boots in Northern Ireland and Eire in pursuance of certain commercial arrangements between Seller and Boots. Seller and Boots have agreed to transfer the Staff to Boots on April 1st, 1998 ("the Transfer Date").

          (b) If due to the operation of the Regulations Buyer becomes the employer for any of the Staff on the Closing Date as a result of Boots' failure to accept the Staff on the Transfer Date and Buyer makes the Staff redundant within thirty days from the later of (i) the Closing Date or (ii) the Transfer Date or (iii) a determination of a court or tribunal or competent jurisdiction that such Staff are employees of Buyer then:

               (i) in respect of those Staff Seller will reimburse to Buyer any statutory redundancy payment paid by Buyer and payments in lieu of the relevant notice period within 10 days of written demand by Buyer; and

               (ii) in the event that any of those Staff makes any claim for wrongful dismissal or unfair dismissal then such claims shall be referred to Messrs Cleaver Fulton & Rankin at 50 Bedford Drive, Belfast BT2 7SW and Buyer and Seller shall jointly forthwith instruct them to deal with such claims as Seller shall dictate and Seller will meet and be responsible for all awards, judgments, settlements or compromise payments that arise forthwith upon demand by Buyer including all costs incurred by Buyer in connection with any such claims.

          (c) In the event that as part of the Transfer at each Boots branch any liability or costs are paid by the Buyer for:

               (i) making good damage to the Boots branch in removing the equipment, stock, fittings and chattels (the "Equipment") at such branch; and

               (ii) the actual cost of such removal

     then Seller will reimburse to Buyer all such payments under this Section 7.2(c) within 10 days of written demand by Buyer, provided, however, that Buyer does not enter into a commercial understanding with Boots to keep the Equipment at such Boots branch(es).

     7.3 EMPLOYEES. Seller shall indemnify Buyer against all actions, claims, costs and demands that may arise in respect of any claim for discrimination or otherwise under the Fair Employment (Northern Ireland) Act 1989 brought against Buyer where any such claim arose from any act or omission of Seller, its agents or employees.

     7.4 REASONABLE ASSISTANCE. The Seller shall provide all reasonable assistance in respect of any claim by an Employee for redundancy payments, protective awards, wrongful or unfair dismissal and any personal injury or industrial injury claim.

SECTION 8. BREACH OF WARRANTY.

     8.1 CLAIMS AGAINST SELLER. Seller warrants to Buyer that that the Warranties are at the date of this Agreement true and correct in all material respects.

     8.2 LIMITATIONS ON WARRANTY CLAIMS. Notwithstanding the foregoing, save in the case of fraud, dishonesty or wilful concealment by the Seller, its agents or advisors, the Seller's liability for breach of Warranty shall be subject to the following provisions:

          (a) The Seller shall not be liable for any breach of Warranty claim pursuant to Section 8.1 in relation to those matters fairly disclosed or referred to in the Disclosure Schedule including without limitation SECTION 8.2(a) of the Disclosure Schedule.

          (b) The Seller shall not be liable for any breach of Warranty claim pursuant to Section 8.1 unless the total of all claims for breach of Warranty pursuant to Section 8.1 shall exceed One Hundred Thousand Pounds
((pound)100,000) in the aggregate;

          (c) The Seller shall not be liable for any breach of Warranty claim pursuant to Section 8.1 for amounts in excess of the Purchase Price in the aggregate; and

          (d) The Seller shall not be liable for any breach of Warranty claim pursuant to Section 8.1 unless the Buyer has notified the Seller of any claim no later than one year from Closing; and

          (e) The Seller shall not be liable for any breach of Warranty claim pursuant to Section 8.1:

               (i) if it would not have arisen but for some voluntary act, omission, transaction or arrangement of or carried out after Closing (otherwise than pursuant to a legally binding commitment binding on the Buyer in force at Closing) by or on behalf of the Buyer;

               (ii) to the extent that the claim arises or is increased as a result of all or any change to rates of Tax or any introduction or change in any legislation or governmental regulation or any administrative or judicial decision after the Closing Date;

               (iii) if the fact, event or circumstance giving rise to the claim or otherwise relevant thereto is disclosed in this Agreement (including the Disclosure Schedule and Exhibits) or in the Financial Statements or in any other document or communication referred to in any of the foregoing;

               (iv) to the extent that provision, allowance, reserve or note is made in the Financial Statements in respect of the matter to which the liability relates or that payment or discharge thereof is or has been taken into account therein;

               (v) to the extent that the Buyer is entitled to claim indemnity against any loss or damage arising out of the breach or claim under the terms of any insurance policy from time to time in force or would be so entitled if it maintained valid, adequate insurance of the type maintained by the Seller at Closing;

               (vi) which would not have arisen but for anything expressly provided to be done or omitted to be done pursuant to this Agreement or which is otherwise done or omitted to be done at the request or with the consent of the Buyer or any director, officer or employee thereof;

               (vii) to the extent that the claim would have been reduced by the Buyer properly performing its common law duty to mitigate any loss or damage incurred by it;

               (viii) to the extent that the Buyer is entitled (whether by right of indemnity, reimbursement or any other means) to recover from some other person any sum or benefit in respect of any matter the subject of such a claim and in the event that payment is made by the Seller in respect of a claim and the Buyer or any agent on its behalf subsequently recovers from the third party a sum or benefit which is referable to the subject matter of such claim, the Buyer shall forthwith after the receipt of such sum or benefit pay it to the Seller (after deducting any costs and expenses reasonably incurred in recovering such sum or benefit from the third party) but not in any event exceeding the amount originally paid in respect of the claim; or

               (xi) to the extent that the rights of the Buyer have been assigned in whole or part other than as permitted by this Agreement.

          (e) The amount of any successful Warranty claim shall be deemed to constitute a reduction in the Purchase Price payable hereunder.

     8.3 BREACH OF BUYER'S WARRANTIES. Buyer warrants to Seller that that the warranties given by it in Section 4 are at the date of this Agreement true and correct in all material respects. Buyer agrees to indemnify and hold Seller harmless from and against any damages, liabilities, losses, costs and expenses (including, without limitation, reasonable fees of counsel incurred in connection with investigating, defending against or settling any such claims) resulting from (i) any failure by Buyer to perform and discharge any of the Liabilities as set forth in this Agreement, including, without limitation, any liability arising out of or due to the failure of Buyer to perform and discharge any agreement assigned to and assumed by Buyer under this Agreement or (ii) any activities of Buyer after the Closing, whether arising out of the operation of the Business or the ownership or use of the Subject Assets after the Closing, including, without limitation, claims relating to environmental matters due to or arising out of such activities, ownership or use.

     8.4 NOTICE; DEFENSE OF CLAIMS. Promptly after receipt by a party to whom a warranty has been given hereunder of notice of any claim, liability or expense which may constitute a breach of warranty, such party shall give notice thereof in writing to the warranting party. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense. If within 20 days after receiving such notice the warranting party gives written notice to the party to whom the warranty has been given stating that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the warranting party and the party to whom the warranty is given shall make no payment on such claim. If no such notice of intent to dispute and defend is given by the warranting party, the party to whom the warranty is given shall, at the expense of the warranting party, undertake the defense of such claim, liability or expense (with counsel selected by the party to whom the warranty is given), and shall have the right to compromise or settle the same (exercising reasonable business judgment) with the approval of the warranting party.

     8.5 PAYMENT OF CLAIMS; ARBITRATION. All claims shall be paid or otherwise satisfied by the warranting party within 60 days after notice thereof is given by the party to whom the warranty is given. If within such 60-day period, the warranting party indicates in a writing delivered to the party to whom the warranty is given that it disputes the nature or amount of the claim, the dispute upon the election of any party hereto after such 60-day period shall be settled by arbitration by a single arbitrator in London to be agreed between the parties. Failing such agreement within 30 days of the request by one party to the other that a matter be referred to arbitration in accordance with this Section such reference shall be to an arbitrator appointed by the President for the time being of the London Chamber of Commerce. References in this Section to arbitration shall be deemed to be a reference to arbitration within the meaning of the Arbitration Act 1996. The fees and expenses of the arbitrator shall be borne by that person or entity among the parties, in such proportions as shall be determined by the arbitration, or if there is no such determination then such fees and expenses shall be borne equally by the parties. The determination of the arbitrator as to the amount, if any, of the warranty claim which is properly allowable shall be conclusive and binding upon the parties hereto and judgment may be entered thereon in any court having jurisdiction thereof.

     8.6 LIMITATION ON REMEDIES. The Buyer shall not be entitled to rescind this Agreement for breach of Warranty or as a result of misrepresentation or breach of covenant save in the case of fraud, dishonesty or wilful concealment by Seller or Seller's agents or advisers.

SECTION 9. MISCELLANEOUS.

     9.1 FEES AND EXPENSES.

          (a) Each of Seller and Buyer will bear their own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, including, without limitation, any broker's commission or finder's fee incurred by such party.

          (b) Save as to the obligations of Seller outstanding at the Closing in relation to transactions to be effected as a result of this Agreement, Buyer will pay all costs incurred, whether at or subsequent to the Closing, in connection with the transfer of the Subject Assets to Buyer as contemplated by this Agreement, including without limitation, all VAT, , excise, real property, stamp duty and other transfer taxes and charges applicable to such transfer; all recording charges and fees applicable to the registration and recordation of deeds and mortgages and other instruments of transfer; and all costs of obtaining or transferring permits, registrations, applications and other tangible and intangible properties.

     9.2 GOVERNING LAW. This Agreement shall be construed under and governed by the internal laws of England.

     9.3 NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission or overnight courier, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

   TO SELLER:        Nashua Belmont Limited
                     Newtown Abbey
                     Northern Ireland



   With a copy to:   Nashua Corporation        Brobeck Hale and Dorr
                     44 Franklin Street        Hasilwood House
                     Nashua, NH  03061-2002    60 Bishopsgate
                     Attn:  General Counsel    London  EC2N 4AJ
                                               Attn: David M. Ayres

   TO BUYER:         Spectra Photo
                     Clieveragh Industrial Estate
                     Listowel
                     County Kerry
                     Ireland
                     Attn: Donal Lucey



   With a copy to:   Matthew Arnold and Baldwin
                     20 Station Road
                     Watford  WD1 1HT
                     Attn:  Jerry Golland

Any notice given hereunder may be given on behalf of any party by counsel to such party or other authorized representatives.

9.4 ENTIRE AGREEMENT.

          (a) This Agreement, including the Disclosure Schedule and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings; no promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Disclosure Schedule and Exhibits or in such other writings, and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Disclosure Schedule or Exhibits or in such other writings and the only remedy or remedies available in respect of misrepresentation or untrue statements made to it shall be a claim for breach of contract. Nothing in this Section shall limit the remedies available in respect of any statement, representation or warranty made fraudulently for which the remedies shall be all those available under the law governing this Agreement.

          (b) If the provisions of any section of an Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provision of the Agreement shall prevail. The Exhibits and Disclosure Schedule attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

     9.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Seller and Buyer may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or affiliate acceptable to the Seller. Any assignment in contravention of this provision shall be void. No assignment shall release Buyer from any obligation or liability under this Agreement.

     9.6 CAPTIONS AND GENDER. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

     9.7 EXECUTION IN COUNTERPARTS. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

     9.8 AMENDMENTS. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

     9.9 PUBLICITY AND DISCLOSURES. No press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement without the prior knowledge and written consent of Buyer and Seller.

     9.10 CONFIDENTIALITY. All information not previously disclosed to the public or generally known to persons engaged in the respective businesses of Seller or Buyer which shall have been furnished by Buyer or Seller to the other party in connection with the transactions contemplated hereby shall not be disclosed to any person other than their respective employees, directors, attorneys, accountants or financial advisors or other than as contemplated herein or required by applicable law or order of any governmental agency or authority. In the event that the transactions contemplated by this Agreement shall not be consummated, all such information which shall be in writing shall be returned to the party furnishing the same, including, to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared, and neither party shall at any time thereafter disclose to third parties, or use, directly or indirectly, for its own benefit, any such information, written or oral, about the business of the other party hereto.

     9.11 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Buyer and Seller and their respective successors and permitted assigns.

     9.12 NON-COMPETE. The Seller undertakes that it will not either on its own account or in conjunction with others and whether directly or indirectly for a period of two (2) years following the Closing Date in the Republic of Ireland or Northern Ireland:

          (i) compete with the Buyer in the provision of photo-finishing services or the manufacture, production, design, engineering, purchase, marketing, sale, distribution, research or development of photo-related products (excluding paper, toner, printer cartridges and other products used, intended to be used or capable of being used for reproduction of images by means other than silver halide-based processes) (the "Products"); or

          (ii) solicit or accept purchase orders or business of any kind relating to the provision of photo-finishing services or the manufacture, production, design, engineering, purchase, marketing, sale, distribution, research or development of any Products from any customer or supplier of Seller on or prior to the Closing; or

          (iii) solicit, canvass or entice away any employees of the Business employed within the Business on the Closing Date.

     Each covenant contained in this Section shall be construed as a separate covenant and if one or more of the covenants is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the remaining covenants shall continue to bind the Seller.

     9.13 RESTRICTIVE TRADE PRACTICES ACT 1976. No provision of this Agreement or of any agreement or arrangement of which it forms part by virtue of which the Agreement constituted by all of the foregoing is subject to registration (if such be the case) under the Restrictive Trade Practices 1976 shall take effect until the day after particulars of such agreement have been furnished to the Director General of Fair Trading pursuant to the terms of that Act.

     9.14 GUARANTEE

          (a) In consideration of Seller entering into this Agreement at the request of the Guarantors, the Guarantors (as principal obligors and not merely as a sureties) unconditionally and irrevocably jointly and severally guarantee as a continuing obligation the proper and punctual performance by Buyer of all the obligations undertaken by Buyer pursuant to this Agreement including, but not limited to, the following:

               (i) the payment of the Purchase Price by Buyer to Seller pursuant to Section 1.4;

               (ii) the assumption by Buyer of the Liabilities under Section
                    1.3;

               (iii) the payment of any Purchase Price Adjustment by Buyer in accordance with Section 1.3(c);

               (iv) the obligations of Buyer under the indemnity provided for in
                    Section 8.3;

               (v)  payment of any VAT pursuant to Section 1.9.

               (such matters together referred to as the "Obligations").

          (b) The Guarantors agree to indemnify and keep indemnified Seller against all liabilities, costs, losses, claims, demands and expenses whatsoever that Seller may incur by reason of any default by Buyer in performing the Obligations.

          (c) The Guarantors agree that the guarantee given in this Section shall be enforceable against the Guarantors (or either of them) forthwith upon written demand by Seller and that Seller shall not be obliged first to make any demand on or pursue or exhaust any other right or remedy against Buyer.

          (d) The liability of the Guarantors hereunder shall not be discharged or impaired by (i) any amendment to or variation of this Agreement (agreed by Seller and Buyer which will be deemed to be acting on behalf of itself and Guarantor or by all parties hereto) but will become a liability in respect of the Agreement as amended or varied; (ii) any release of or granting of time or other indulgence to Buyer or any third party; (iii) any liquidation, administration, receivership or winding-up of Seller; or (iv) by any other act, event, omission or circumstance whatsoever (whether or not known to Buyer, Seller or the Guarantors) which, but for this Section, would operate to impair or discharge the liability of the Guarantors under this guarantee.

          (e) Any amounts payable by the Guarantors pursuant to this Section shall be paid in full without any deduction or withholding whatsoever (whether in respect of set-off, counterclaim, duties, charges, taxes or otherwise) unless such deduction or withholding is required by law, in which event the Guarantors shall pay to Seller an additional amount so that the net amount received by Seller will equal the full amount which Seller would have received had no such deduction or withholding been made.

          (f) The guarantee given in this Section shall automatically terminate upon the satisfaction of the Obligations (as amended or varied in accordance with Section 9.14(d)).


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
                   ASSET PURCHASE AGREEMENT SIGNATURE PAGE
                   ---------------------------------------

        IN WITNESS WHEREOF the parties hereto have executed this Agreement as a Deed and delivered it as of the date set forth above.


                                 Executed by NASHUA BELMONT LIMITED through its duly authorised signatory

                                 By: ______________________________________
                                     Name:
                                     Title:



                                 Executed by ARDMORE LIMITED in the presence of two directors or one director and the company secretary

                                 By: ______________________________________
                                     Name:
                                     Title:


                                 By: ______________________________________
                                     Name:
                                     Title:



                                 Executed by MCAULIFFE PHOTOGRAPHIC
                                 LABORATORIES in the presence of two directors or one director and the company secretary

                                 By: ______________________________________
                                     Name:
                                     Title:


                                 By: ______________________________________
                                     Name:
                                     Title:



                                 Signed and delivered by Xavier McAuliffe in the presence of:


                                 Signature_____________________________________

                                 Name _________________________________________

                                 Address ______________________________________

                                 ______________________________________________

                                 Occupation____________________________________